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Exhibit 10.505

Non-Employee Director

CHIRON CORPORATION.
June 27, 2002

Dear Non-Employee Director Automatic Share Rights Holder:

        I am pleased to inform you that the Compensation Committee of the Board of Directors of Chiron Corporation (the "Company") recently approved an amendment to each of your outstanding automatic share rights listed on Exhibit A (the "Share Rights") to provide you with greater protection in the event of a certain corporate transactions.

        The amendment is set forth in detail below. In general terms, the amendment provides that your Share Rights will immediately vest upon a Qualifying Termination of your services to the Company that occurs within twenty-four (24) months after a Change in Control. (See below for definitions.)

        Accordingly, the automatic share rights letter agreement (the "Agreement) documenting your Share Rights is hereby amended to read as follows:

        Qualifying Termination Following a Change in Control

          If there is a Change in Control of the Company pursuant to which the share rights continue and within twenty-four (24) calendar months thereafter there is a Qualifying Termination of your service, then these share rights will vest and will be paid out in full.

          For this Agreement, the following definitions apply:

          a. "Change in Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied and regulatory approval has been granted if necessary:

              (i) The "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing more than thirty percent (30%) of the combined voting power of all securities of the Company is acquired, directly or indirectly, by a Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate thereof, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company); or

              (ii) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in i. above) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

              (iii) The stockholders of the Company approve a definitive agreement to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan for liquidation, provided that such sale or liquidation has not been abandoned.

          Notwithstanding anything else contained herein (this Agreement) to the contrary, in no event shall a Change in Control be deemed to have occurred by reason of a purchase, or series of purchases of Company stock by Novartis or its successor such that the acquiring entity remains subject to the terms of that certain Governance Agreement dated as of

  January 5, 1995, as amended through December 9, 2000, provided the acquiring entity's Company stock holdings, direct or indirect, in the aggregate, represent less than seventy-nine and nine-tenths of a percent (79.9%) of the combined voting power of all outstanding Company securities. In addition, in no event shall a Change in Control be deemed to have occurred, with respect to you, if you are part of a purchasing group that consummates the Change-in-Control transaction. You shall be deemed "part of a purchasing group" for purposes of the preceding sentence if you are an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock or other equity of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

          b. "Qualifying Termination" means the termination of your services in connection with: (i) your removal from the Board of Directors for reasons other than Cause, (ii) your resignation from the Board of Directors, at the request of the Corporation, for reasons other than Cause, or (iii) your failure to be re-nominated or re-elected to the Board of Directors.

          c. "Cause" means: (i) your willful failure to substantially perform your duties with the Company (other than any such failure resulting from permanent disability), (ii) your material act of dishonesty, fraud or embezzlement against the Company, unauthorized disclosure of confidential information or trade secrets of any of the Company or an affiliate (whether or not in violation of any confidentiality agreement) or other willful conduct that is demonstrably injurious to the Company, monetarily or otherwise; or (iii) your having been convicted of a felony. No act, or failure to act, on your part will be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

        Except for the foregoing change of the Agreement applicable to your Share Rights, no other terms or conditions of your Share Rights have been modified as a result of the amendment, and those other terms and conditions will continue in full force and effect. Please attach a copy of this letter agreement to your original Agreement so that you will have a complete record of all the terms applicable to your Share Rights.

        The amendment was effective as of February 16, 2001. We hope that you find this amendment a valuable addition to your equity package. Should you have any questions concerning the amendment, please direct them to Claudia Belcher at (510) 923-2907.

Very truly yours,
Chiron Corporation
By:

Title:

2

EXHIBIT A

Name	Date of Grant	Exercise Price Per Share	Total Number of Option Shares Granted	Total Number of Option Shares Outstanding

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  Exhibit 10.505
  Non-Employee Director
CHIRON CORPORATION. June 27, 2002
EXHIBIT A